Calumet Specialty Products Partners, L.P. Reports First Quarter 2012 Results

Significant items to report are as follows:

-- Quarterly net income of $51.9 million and quarterly Adjusted EBITDA of $69.7 million.

-- Quarterly Distributable Cash Flow of $39.2 million.

-- Increased quarterly distribution to $0.56 per unit, which equates to a 5.7% increase from the fourth quarter of 2011 and a 17.9% increase from the first quarter of 2011.

INDIANAPOLIS, May 2, 2012 /PRNewswire/ -- Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Partnership," the "Company," "Calumet," "we," "our" or "us") reported net income for the quarter ended March 31, 2012 of $51.9 million compared to net income of $4.2 million for the same quarter in 2011. These results include $26.0 million of noncash unrealized derivative gains as compared to $0.4 million of noncash unrealized derivative losses in the first quarter of 2011.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined below in the section of this press release titled "Non-GAAP Financial Measures") were $90.2 million and $69.7 million, respectively, for the quarter ended March 31, 2012 as compared to $26.4 million and $34.7 million, respectively, for the same quarter in 2011. Distributable Cash Flow (as defined below in the section of this press release titled "Non-GAAP Financial Measures") for the quarter ended March 31, 2012 was $39.2 million compared to $18.2 million for the same quarter in 2011. The increase in Adjusted EBITDA quarter over quarter was due primarily to a $37.4 million increase in gross profit, discussed below, and $9.0 million of increased realized derivative gains, partially offset by a $7.6 million increase in selling, general and administrative expenses and a $4.5 million increase in transportation expense. See the section of this press release titled "Non-GAAP Financial Measures" and the attached tables for a discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("Non-GAAP") financial measures, definitions of these measures and reconciliations of such measures to the comparable U.S. generally accepted accounting principles ("GAAP") measures.

"We are pleased with our results for the first quarter of 2012. Our specialty products production increased while undergoing turnarounds at various facilities. We also continued to benefit from increasing specialty products demand and widening crack spreads driven by heavy Canadian and Bakken crude oil differentials to NYMEX WTI in the first quarter," said Bill Grube, Calumet's Chief Executive Officer. "As a result of this strength in the business, we raised our quarterly distribution to $0.56 per unit for the first quarter of 2012, a $0.03 per unit increase over the fourth quarter of 2011," said Grube.

Net income reported for quarter ended March 31, 2012 increased $47.7 million quarter over quarter due primarily to a $37.4 million increase in gross profit, as discussed below, a $26.5 million increase in noncash unrealized derivative gains, which may or may not be realized in the future as the derivatives are settled, and a $9.0 million increase in realized derivative gains, partially offset by a $11.1 million increase in interest expense, a $7.6 million increase in selling, general and administrative expenses and a $4.5 million increase in transportation expense.

Gross profit by segment for the three months ended March 31, 2012 and 2011 is as follows:

	Three Months Ended
	March 31,
	2012	2011
	(Dollars in thousands, except per barrel data)
Specialty products	$66,469	$47,891
Fuel products	17,775	(1,027)
Total gross profit (1)	$84,244	$46,864

Specialty products gross profit per barrel	$19.40	$18.09
Fuel products gross profit per barrel	$3.26	$(0.47)

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase in specialty products segment gross profit of $18.6 million quarter over quarter was due primarily to a 29.4% increase in sales volume, a 9.5% increase in the average selling price per barrel, partially offset by a 12.8% increase in the average cost of crude oil per barrel, and higher operating costs, largely repairs and maintenance.

The increase in fuel products segment gross profit of $18.8 million quarter over quarter was due primarily to a 150.8% increase in sales volume mostly as a result of the Superior Acquisition and a 9.2% increase in the average sales price per barrel (excluding the impact of realized hedging losses reflected in sales), partially offset by a 6.8% increase in the average cost of crude oil per barrel and increased realized losses on derivatives of $24.0 million. Due to the extremely volatile nature of the pricing differentials between NYMEX WTI crude oil and both Canadian heavy and Bakken crude oils in the first quarter of 2012, our NYMEX WTI crude oil swap contracts entered into to hedge the purchase of crude oil at our Superior refinery as part of our crack spread hedging program are no longer closely correlated and we were required, under GAAP, to discontinue hedge accounting on these derivatives. As a result, we recorded $27.2 million to realized gain on derivative instruments in the unaudited condensed consolidated statements of operations. The effective portion of realized gains or losses on crude oil swaps which qualify for hedge accounting are recorded to cost of sales. Thus, our fuel products segment gross profit for the first quarter of 2012 does not reflect any impacts of our crude oil hedges related to the Superior refinery.

Quarterly Distribution

On April 18, 2012, the Company declared a quarterly cash distribution of $0.56 per unit on all outstanding units or $30.1 million for the first quarter of 2012. The distribution will be paid on May 15, 2012 to unitholders of record as of the close of business on May 4, 2012. This quarterly distribution represents an increase of 5.7% over the fourth quarter of 2011.

Operations Summary

The following table sets forth unaudited information about Calumet's operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment.

	Three Months Ended
	March 31,
Sales volume (bpd):	2012	2011
Specialty products	37,659	29,422
Fuel products	59,857	24,134
Total (1)	97,516	53,556

Total feedstock runs (2)	98,203	56,085
Facility production: (3)
Specialty products:
Lubricating oils	14,680	13,779
Solvents	9,126	10,127
Waxes	1,277	1,059
Fuels	446	633
Asphalt and other by-products	15,986	8,024
Total	41,515	33,622
Fuel products:
Gasoline	24,902	8,964
Diesel	23,122	10,763
Jet fuel	5,456	3,165
Heavy fuel oils and other	3,419	556
Total	56,899	23,448
Total facility production (3)	98,414	57,070

____________

(1) Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories. Total sales volume excludes the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment sales. The increase in total sales volume for the three months ended March 31, 2012 compared to the same quarter in 2011 is due primarily to incremental sales of fuel products and asphalt subsequent to the Superior Acquisition on September 30, 2011, as well as increased sales volume of lubricating oils.

(2) Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in the total feedstock runs for the three months ended March 31, 2012 compared to the same quarter in 2011 is due primarily to incremental feedstock runs from the Superior Acquisition and a planned turnaround at the Shreveport refinery in the 2011 period.

(3) Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities, pursuant to supply and/or processing agreements, including such agreements with LyondellBasell. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in total facility production in the three months ended March 31, 2012 compared to the same period in 2011 is due primarily to increased feedstock runs from the Superior Acquisition as discussed above in footnote 2 of this table.

Revolving Credit Facility Capacity

On March 31, 2012, Calumet had availability under its revolving credit facility of $343.2 million, based on a $641.3 million borrowing base, $223.9 million in outstanding standby letters of credit, and $74.2 in outstanding borrowings. Calumet believes it will continue to have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eight facilities located in northwest Louisiana, northwest Wisconsin, western Pennsylvania, southeastern Texas and eastern Missouri.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, May 2, 2012, to discuss the financial and operational results for the first quarter of 2012. Anyone interested in listening to the presentation may call 800-299-0433 and enter passcode 64316136. For international callers, the dial-in number is 617-801-9712 and the passcode is 64316136.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 49384788. International callers can access the replay by calling 617-801-6888 and entering passcode 49384788. The replay will be available beginning Wednesday, May 2, 2012, at approximately 3:00 p.m. ET (2:00 p.m. CT) until Wednesday, May 16, 2012.

The information contained in this press release is available on Calumet's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months ended March 31, 2012 may constitute "forward-looking statements." The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission ("SEC"), including our 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define "Adjusted EBITDA" for any period as: (1) net income (loss) plus (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income (loss); (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define "Distributable Cash Flow" for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release have been updated to reflect the calculation of "Consolidated Cash Flow" contained in the indentures governing our 9-3/8% senior notes due May 1, 2019 that were issued in April and September 2011 (the "2019 Notes"). We are required to report Consolidated Cash Flow to our holders of the 2019 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income (loss), net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended
	March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Sales	$1,169,586	$605,240
Cost of sales	1,085,342	558,376
Gross profit	84,244	46,864
Operating costs and expenses:
Selling, general and administrative	18,142	10,528
Transportation	27,542	23,075
Taxes other than income taxes	1,730	1,360
Other	1,816	535
Operating income	35,014	11,366
Other income (expense):
Interest expense	(18,584)	(7,481)
Realized gain on derivative instruments	9,424	386
Unrealized gain (loss) on derivative instruments	26,044	(417)
Other	118	617
Total other income (expense)	17,002	(6,895)
Net income before income taxes	52,016	4,471
Income tax expense	93	270
Net income	$51,923	$4,201
Allocation of net income:
Net income	$51,923	$4,201
Less:
General partner's interest in net income	1,038	84
General partner's incentive distribution rights	523	—
Nonvested share based payments	308	—
Net income attributable to limited partners	$50,054	$4,117
Weighted average limited partner units outstanding:
Basic	51,685	36,875
Diluted	51,736	36,895
Limited partners' interest basic and diluted net income per unit	$0.97	$0.11
Cash distributions declared per limited partner unit	$0.53	$0.47

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,416	$64
Accounts receivable, net	291,568	212,065
Inventories	506,584	497,740
Derivative assets	77	58,502
Prepaid expenses and other current assets	6,343	8,179
Deposits	3,287	2,094
Total current assets	814,275	778,644
Property, plant and equipment, net	861,323	842,101
Goodwill	49,217	48,335
Other intangible assets, net	31,091	22,675
Other noncurrent assets, net	43,513	40,303
Total assets	$1,799,419	$1,732,058
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$341,473	$302,826
Accrued interest payable	24,330	10,500
Accrued salaries, wages and benefits	8,691	13,481
Taxes payable	12,805	13,068
Other current liabilities	4,478	4,600
Current portion of long-term debt	1,020	551
Derivative liabilities	90,724	43,581
Total current liabilities	483,521	388,607
Pension and postretirement benefit obligations	26,584	26,957
Other long-term liabilities	1,497	1,055
Long-term debt, less current portion	665,623	586,539
Total liabilities	1,177,225	1,003,158
Commitments and contingencies
Partners' capital:
Partners' capital	713,784	690,373
Accumulated other comprehensive income (loss)	(91,590)	38,527
Total partners' capital	622,194	728,900
Total liabilities and partners' capital	$1,799,419	$1,732,058

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months Ended
	March 31,
	2012	2011
Operating activities	(Unaudited)	(Unaudited)
Net income	$51,923	$4,201
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,624	14,432
Amortization of turnaround costs	3,522	3,213
Non-cash interest expense	1,373	998
Provision for doubtful accounts	250	135
Unrealized (gain) loss on derivative instruments	(26,044)	417
Non-cash equity based compensation	592	896
Other non-cash activities	246	131
Changes in assets and liabilities:
Accounts receivable	(75,188)	(27,430)
Inventories	1,907	(24,819)
Prepaid expenses and other current assets	2,105	414
Derivative activity	1,360	4,305
Turnaround costs	(7,933)	(5,587)
Deposits	(1,193)	(29,900)
Other assets	—	(893)
Accounts payable	35,975	31,697
Accrued interest payable	13,830	(730)
Accrued salaries, wages and benefits	(3,810)	(1,884)
Taxes payable	(263)	(79)
Other liabilities	(948)	(12,019)
Pension and postretirement benefit obligations	(238)	(404)
Net cash provided by (used in) operating activities	17,090	(42,906)
Investing activities
Additions to property, plant and equipment	(9,735)	(6,566)
Acquisitions of TruSouth and Missouri	(46,398)	—
Proceeds from sale of equipment	1,900	59
Net cash used in investing activities	(54,233)	(6,507)
Financing activities
Proceeds from borrowings — revolving credit facility	678,582	289,791
Repayments of borrowings — revolving credit facility	(604,411)	(300,623)
Repayments of borrowings — term loan credit facility	—	(963)
Payments on capital lease obligations	(441)	(267)
Proceeds from public offerings of common units, net	—	92,366
Contributions from Calumet GP, LLC	—	1,970
Common units repurchased for vested phantom unit grants	(2,036)	(620)
Distributions to partners	(28,199)	(16,948)
Net cash provided by financing activities	43,495	64,706
Net increase in cash and cash equivalents	6,352	15,293
Cash and cash equivalents at beginning of period	64	37
Cash and cash equivalents at end of period	$6,416	$15,330

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA ANDDISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended
	March, 31,
	2012	2011
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)	(Unaudited)

Net income	$51,923	$4,201
Add:
Interest expense	18,584	7,481
Depreciation and amortization	19,624	14,432
Income tax expense	93	270
EBITDA	$90,224	$26,384
Add:
Unrealized (gain) loss on derivatives	$(26,044)	$417
Realized gain on derivatives, not included in net income	1,360	3,743
Amortization of turnaround costs	3,522	3,213
Non-cash equity based compensation and other non-cash items	592	896
Adjusted EBITDA	$69,654	$34,653
Less:
Replacement capital expenditures (1)	$5,241	$4,091
Cash interest expense (2)	17,211	6,483
Turnaround costs	7,933	5,587
Income tax expense	93	270
Distributable Cash Flow	$39,176	$18,222

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATINGACTIVITIES
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities:	(Unaudited)	(Unaudited)

Distributable Cash Flow	$39,176	$18,222
Add:
Replacement capital expenditures (1)	5,241	4,091
Cash interest expense (2)	17,211	6,483
Turnaround costs	7,933	5,587
Income tax expense	93	270
Adjusted EBITDA	$69,654	$34,653
Less:
Unrealized (gain) loss on derivative instruments	(26,044)	417
Realized gain on derivatives, not included in net income	1,360	3,743
Amortization of turnaround costs	3,522	3,213
Non-cash equity based compensation and other non-cash items	592	896
EBITDA	$90,224	$26,384
Add:
Unrealized (gain) loss on derivative instruments	(26,044)	417
Cash interest expense (2)	(17,211)	(6,483)
Non-cash equity based compensation	592	896
Amortization of turnaround costs	3,522	3,213
Income tax expense	(93)	(270)
Provision for doubtful accounts	250	135
Changes in assets and liabilities:
Accounts receivable	(75,188)	(27,430)
Inventories	1,907	(24,819)
Other current assets	912	(29,486)
Turnaround costs	(7,933)	(5,587)
Derivative activity	1,360	4,305
Other noncurrent assets	—	(893)
Accounts payable	35,975	31,697
Other liabilities	8,809	(14,712)
Other, including changes in noncurrent liabilities	8	(273)
Net cash provided by (used in) operating activities	$17,090	$(42,906)

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of March 31, 2012

Fuel Products Segment

The following table provides a summary of Calumet's derivatives and implied crack spreads for their crude oil, diesel, jet and gasoline swaps as of March 31, 2012.

Crude Oil and Fuel Products Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2012	3,077,500	33,818	$ 19.37
Third Quarter 2012	2,852,000	31,000	18.12
Fourth Quarter 2012	2,622,000	28,500	19.20
Calendar Year 2013	6,508,000	17,830	24.13
Calendar Year 2014	1,000,000	2,740	25.01
Totals	16,059,500
Average price			$ 21.40

Specialty Products Segment

The following table provides a summary of Calumet's derivatives for its natural gas purchases as of March 31, 2012.

Natural Gas Contracts by Expiration Dates	MMBtu	$/MMBtu
Second Quarter 2012.	1,200,000	$3.93
Third Quarter 2012	1,200,000	4.03
Fourth Quarter 2012	600,000	4.08
Totals	3,000,000
Average price		$4.00

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com